The Ensign Group Reports First Quarter 2025 Results;
Raises Annual Earnings and Revenue Guidance

Conference Call and Webcast scheduled for tomorrow, April 30, 2025 at 10:00 am PT

SAN JUAN CAPISTRANO, California – April 29, 2025 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide post-acute healthcare services and invest in the long-term healthcare industry, primarily in skilled nursing and senior living facilities, announced operating results for the first quarter of 2025, reporting GAAP diluted earnings per share of $1.37 and adjusted earnings per share(1) of $1.52, both for the quarter ended March 31, 2025.

Highlights Include:

▪GAAP diluted earnings per share for the quarter was $1.37, an increase of 15.1% over the prior year quarter.

▪Adjusted diluted earnings per share(1) for the quarter was $1.52, an increase of 16.9%, over the prior year quarter.

▪GAAP net income was $80.3 million for the quarter, an increase of 16.6% over the prior year quarter.

▪Adjusted net income(1) was $89.0 million for the quarter, an increase of 18.0%, over the prior year quarter.

▪Same Facilities and Transitioning Facilities occupancy for the quarter increased by 2.9% and 5.0% to 82.6% and 83.5%, respectively, over the prior year quarter and increased sequentially over the fourth quarter by 1.5% and 1.8%, respectively.

▪Same Store and Transitioning Facilities skilled revenue for the quarter increased by 5.6% and 8.8%, respectively, over the prior year quarter.

▪Same Facilities and Transitioning skilled daily census for the quarter increased by 7.6% and 9.9%, respectively, over the prior year quarter and increased sequentially over the fourth quarter by 10.1% and 11.7%, respectively.

▪Same Facilities and Transitioning Facilities managed care days for the quarter improved by 8.9% and 15.6%, respectively, from prior year quarter.

▪Consolidated GAAP and adjusted revenue for the quarter were $1.17 billion, an increase of 16.1% over the prior year quarter.

▪Standard Bearer(2) revenue was $28.4 million for the quarter, an increase of 27.9%. FFO was $17.1 million for the quarter, an increase of 21.1%.

(1)See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2)Our Skilled Services and Standard Bearer Segments are defined and outlined in Note 8 on Form 10-Q.

Operating Results

“We are thrilled to announce another record setting quarter achieved by our local teams. In spite of all the industry noise, our results this quarter demonstrate that we’ve never been stronger, showing yet again that sound fundamentals coupled with incredible passion can forge consistency even in an ever-changing environment. Our operators set several all-time highs during the quarter, which are only made possible by strong clinical outcomes achieved by our dedicated team of our caregivers and front-line staff,” said Barry Port, Ensign’s Chief Executive Officer. “During the quarter we saw same store and transitioning occupancy increase to 82.6% and 83.5%, which is a new high-water mark for both groups of operations. We also saw skilled daily census increase for both our same store and transitioning operations by 7.6% and 9.9%, respectively, over the prior year quarter. In addition, our managed care census grew by 8.9% and 15.6% for our same store and transitioning operations, respectively, over the prior year quarter. These improvements in occupancy and skilled mix in our mature and maturing operations highlight the enormous upside inherent in our portfolio. At the same time, we continue to acquire new operations with enormous long-term upside. Since 2024, we’ve added 47 new operations across several markets, many of which are already performing at or above our expectations. We continue to develop a deep bench of talent for future growth and continue to see a steady flow of new deals. We are excited about the trajectory we are on for the year and look forward to capturing the enormous potential inherent in our portfolio,” Mr. Port added.

“After such a strong first quarter, including some faster-than-expected contribution from some of our newly acquired operations, we are raising our annual 2025 earnings guidance to between $6.22 to $6.38 per diluted share, up from $6.16 to $6.34 per diluted share. The new midpoint of this increased 2025 earnings guidance represents an increase of 14.5% over our 2024 results and is 32.1% higher than our 2023 results. We are also increasing our annual revenue guidance to $4.89 billion to $4.94 billion, up from $4.83 billion to $4.91 billion, to account for our current quarter growth and acquisitions we anticipate closing during the first half of 2025. We are excited about our start to the year and are confident that our partners will continue to manage and innovate while balancing the addition of newly acquired operations. When we consider the current health of our organization, combined with our culture and proven local leadership strategy, we are well-positioned to continue our operational momentum," Port said.

Speaking to the Company’s growth, Chad Keetch, Ensign’s Chief Investment Officer and Executive Vice President said, “We continued our steady pace of growth by adding 19 new operations, including eight real estate assets, that began operating during the quarter and since, bringing the number of operations acquired during 2024 and since to 47. We continue to see significant opportunities to add meaningful density in the markets we know best and are making progress on several additions that we expect to close in the next few months. While we anticipate the current rate of acquisitions to continue this year, we remain committed to staying true to the proven deal criteria that has allowed us to grow in a healthy and sustainable way. We continue to see more and more opportunities to acquire new operations, and our focus is to carefully choose the acquisitions that will be accretive to shareholders in both the near- and long-term.”

Suzanne Snapper, Ensign’s Executive Vice President and Chief Financial Officer reported that the Company’s liquidity remains strong with approximately $282.7 million of cash on hand and $572.1 million of available capacity under its line-of-credit. Ms. Snapper also indicated that, “Management’s annual guidance is based on diluted weighted average common shares outstanding of approximately 59.5 million and a 25.0% tax rate. In addition, the guidance assumes, among other things, normalized insurance costs and management’s current expectations regarding reimbursement rates. It also excludes certain charges that arise outside the normal course of business, acquisition related costs and share-based compensation.”

A discussion of the Company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to adjusted EBT, EBITDA, adjusted EBITDAR, adjusted EBITDA and FFO for Standard Bearer, as well as a reconciliation of GAAP earnings per share, net income to adjusted net income and adjusted net earnings per share appear in the financial data portion of this release. More complete information is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which is expected to be filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.

Growth and Real Estate Highlights

Mr. Keetch added additional commentary on the Company’s continued acquisition activity. “We were very happy to continue our robust pace of new acquisitions during the quarter and since across eight of our 17 states. We are very excited to add density to one of our newest markets in Tennessee where, after a long period of planning, we were able to establish multiple clusters. We are also excited to grow into Alabama, Oregon and Alaska and look forward to bolstering our presence in those markets over time. In the meantime, we continue to prioritize growth in our established geographies as it allows our clusters to provide a comprehensive solution to the healthcare needs in those markets."

The recent acquisitions include the following leased operations:

•The Health Center at Research Park, a 91-bed skilled nursing facility located in Huntsville, Alabama.

•Meadowbrook Healthcare and Rehabilitation Center, a 75-bed skilled nursing facility located in Pulaski, Tennessee;

•Wellpark Health and Rehabilitation, a 30-bed skilled nursing facility located in Knoxville, Tennessee;

•Legacy Park Health and Rehabilitation, a 176-bed skilled nursing facility located in Knoxville, Tennessee;

•VanAyer Senior Living and Rehabilitation, a 75-bed skilled nursing facility located in Martin, Tennessee;

•Union City Health and Rehabilitation, a 115-bed skilled nursing facility located in Union City, Tennessee;

•Alamitos West Health and Rehabilitation, a 142-bed skilled nursing facility located in Los Alamitos, California; and

•Katella Senior Living Community, a 68-unit senior living facility located in Los Alamitos, California.

Standard Bearer also announced the following real estate acquisitions, which are operated by an Ensign-affiliate:

•Mt. Angel Health and Rehabilitation, and Mt. Angel Orchard House, a healthcare campus with 98 skilled nursing beds and 50 senior living units located in Mt. Angel, Oregon;

•Polaris Extended Care and Polaris Transitional Care, a skilled nursing facility with 146 beds located in Anchorage, Alaska;

•Horizon House, a 82-unit senior living facility located in Anchorage, Alaska;

•South Hill Rehabilitation and Care Center, a 113 bed skilled nursing facility located in Spokane, Washington;

•Citrus Heights Respiratory and Rehabilitation, a 204-bed skilled nursing facility located in Mesa, Arizona;

•Springdale Village Post Acute, a 122-bed skilled nursing facility located in Mesa, Arizona;

•Mesquite Post Acute Care, a 120-bed skilled nursing facility located in Lubbock, Texas; and

•Pacific Haven Subacute and Healthcare Center, a 99-bed skilled nursing facility located in Garden Grove, California.

The following three real estate purchases by Standard Bearer took place on December 31, 2024 and an Ensign-affiliated operator took control of operations on January 1, 2025:

•Decatur County Healthcare, a 115-bed skilled nursing facility located in Parsons, Tennessee;

•Savannah Nursing and Rehabilitation, a 117-bed skilled nursing facility located in Savannah, Tennessee; and

•Westwood Nursing and Rehabilitation, a 68-bed skilled nursing facility located in Decaturville, Tennessee.

The Company, also through Standard Bearer, exercised a purchase option to acquire the real estate for three skilled nursing facilities and one campus operation in Texas, which had previously been leased and operated by an Ensign affiliate for several years, including:

•Beacon Harbor Healthcare & Rehabilitation, a 190-bed skilled nursing facility located in Rockwall, Texas;

•Pleasant Manor Healthcare & Rehabilitation, a 126-bed skilled nursing facility located in Waxahachie, Texas

•Rowlett Health & Rehabilitation Center, a 150-bed skilled nursing facility located in Rowlett, Texas; and

•Crestwood Health & Rehabilitation Center, a healthcare campus with 112 skilled nursing beds and 36 senior living units located in Wills Point, Texas.

In addition, the Company also acquired two real estate assets that are operated by third-parties under triple net leases. These include:

•Mother Joseph Care Center, a 152-bed skilled nursing facility located in Olympia, Washington; and

•Emilie Court Assisted Living, a 60-unit senior living facility located in Spokane, Washington.

Ensign's growing portfolio consists of 343 healthcare operations, 31 of which also include senior living operations, across 17 states. Ensign now owns 143 real estate assets, 108 which are operated by an Ensign affiliate. Keetch noted that Ensign’s overall strategy will continue to include both leasing and acquiring the real estate, and that the Company is actively looking for performing and underperforming operations in several states.

The Company continues to provide additional disclosure on Standard Bearer, which added 13 new assets during the quarter and since and is comprised of 137 owned properties. Of these assets, 104 are leased to an Ensign-affiliated operator and 34 are leased to third-party operators. Keetch noted that each of these properties are subject to triple-net, long-term leases and generated rental revenue of $28.4 million for the quarter, of which $23.9 million was derived from Ensign affiliated operations. For the quarter, Ensign reported $17.1 million in FFO.

The Company also paid a quarterly cash dividend of $0.0625 per share of Ensign common stock and completed a $20.0 million dollar share repurchase program. Ms. Snapper noted that as the Company’s liquidity remains strong, it plans to continue its long history of paying dividends into the future, noting that in December of 2024 it increased the dividend for the 22nd consecutive year.

Conference Call

A live webcast will be held Wednesday, April 30, 2025, at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s first quarter of 2025 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded and will be available for replay via the website until 5:00 p.m. Pacific time on Saturday, May 31, 2025.

About Ensign™

The Ensign Group, Inc.'s independent subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 343 healthcare facilities in Alabama, Alaska, Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, Oregon, South Carolina, Tennessee, Texas, Utah, Washington and Wisconsin. As part of its investment strategy, the Company will also acquire, lease and own healthcare real estate to service the post-acute care continuum through acquisition and investment opportunities in healthcare properties. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, emergency and non-emergency transportation services, long-term care pharmacy and other consulting services also across several states. Each of these operations is operated by a separate, independent subsidiary that has its own management, employees and assets. References herein to the consolidated "Company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center, Standard Bearer or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the Company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, our business and operations continue to be impacted by the unprecedented nature of the changes in the regulations and environment, as such, we are unable to predict the full extent and duration of the financial impact of these changes on our business, financial condition and results of operations. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s periodic filings with the Securities and Exchange Commission, including its Form 10-Q and 10-K, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2025	2024

	(In thousands, except per share data)
REVENUE
Service revenue	$1,167,040	$1,004,485
Rental revenue	6,001	5,687
TOTAL REVENUE	$1,173,041	$1,010,172
Expense:
Cost of services	927,849	799,263
Rent—cost of services	57,076	51,876
General and administrative expense	62,555	57,158
Depreciation and amortization	24,188	19,657
TOTAL EXPENSES	$1,071,668	$927,954
Income from operations	101,373	82,218
Other income (expense):
Interest expense	(2,037)	(1,964)
Interest income	6,883	6,460
Other income	361	2,884
OTHER INCOME, NET	$5,207	$7,380
Income before provision for income taxes	106,580	89,598
Provision for income taxes	26,227	20,638
NET INCOME	$80,353	$68,960
Less: net income attributable to noncontrolling interests	76	125
NET INCOME ATTRIBUTABLE TO THE ENSIGN GROUP, INC.	$80,277	$68,835

NET INCOME PER SHARE ATTRIBUTABLE TO THE ENSIGN GROUP INC.
Basic	$1.41	$1.22
Diluted	$1.37	$1.19
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	57,099	56,337
Diluted	58,500	57,921

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$282,666	$464,598
Accounts receivable—less allowance for doubtful accounts of $8,400 and $8,435 at March 31, 2025 and December 31, 2024, respectively	584,048	569,897
Investments—current	61,805	62,255
Prepaid expenses and other current assets	57,872	60,882
Total current assets	$986,391	$1,157,632
Property and equipment, net	1,459,378	1,291,354
Right-of-use assets	1,896,409	1,861,071
Insurance subsidiary deposits and investments	157,307	141,246
Deferred tax assets	66,278	66,281
Restricted and other assets	80,826	46,499
Intangible assets, net	6,947	7,292
Goodwill	106,310	97,981
TOTAL ASSETS	$4,759,846	$4,669,356
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$95,326	$98,947
Accrued wages and related liabilities	284,769	347,532
Lease liabilities—current	97,176	93,475
Accrued self-insurance liabilities—current	69,959	67,331
Other accrued liabilities	153,857	132,057
Current maturities of long-term debt	4,120	4,086
Total current liabilities	$705,207	$743,428
Long-term debt—less current maturities	140,585	141,585
Long-term lease liabilities—less current portion	1,767,210	1,735,325
Accrued self-insurance liabilities—less current portion	150,661	144,421
Other long-term liabilities	66,026	64,169
Total equity	1,930,157	1,840,428
TOTAL LIABILITIES AND EQUITY	$4,759,846	$4,669,356

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2025	2024

NET CASH PROVIDED BY/(USED IN):
Operating activities	$72,220	$35,312
Investing activities	(243,804)	(34,655)
Financing activities	(10,348)	1,556
Net (decrease) increase in cash and cash equivalents	$(181,932)	$2,213
Cash and cash equivalents beginning of period	464,598	509,626
Cash and cash equivalents at end of period	$282,666	$511,839

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

The following table reconciles GAAP net income to Non-GAAP net income for the periods presented:

	Three Months Ended March 31,
	2025	2024
Net income attributable to The Ensign Group, Inc.	$80,277	$68,835
Non-GAAP adjustments
Stock-based compensation expense(1)	10,724	8,238
General and administrative - litigation(2)	—	764
Cost of services - impairment of long-lived assets	—	1,849
Cost of services - acquisition related costs(3)	481	114
General and administrative - costs incurred related to system implementations	334	76
Depreciation and amortization - patient base(4)	611	39
Provision for income taxes on Non-GAAP adjustments(5)	(3,455)	(4,531)
Non-GAAP Net Income	$88,972	$75,384

Average number of diluted shares outstanding	58,500	57,921

Diluted Earnings Per Share	$1.37	$1.19

Adjusted Diluted Earnings Per Share	$1.52	$1.30

Footnotes:
(1) Represents stock-based compensation expense incurred.
	Three Months Ended March 31,
	2025	2024
Cost of services	$7,159	$5,401
General and administrative	3,565	2,837
Total Non-GAAP adjustment	$10,724	$8,238

(2) Represents specific proceedings arising outside of the ordinary course of business.
(3) Represents costs incurred to acquire operations that are not capitalizable.
(4) Represents amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(5) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0%.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended March 31,
	2025	2024
Consolidated Statements of Income Data:
Net income	$80,353	$68,960
Less: Net income attributable to noncontrolling interests	76	125
Interest income	6,883	6,460
Add: Provision for income taxes	26,227	20,638
Depreciation and amortization	24,188	19,657
Interest expense	2,037	1,964
EBITDA	$125,846	$104,634
Adjustments to EBITDA:
Stock-based compensation expense	10,724	8,238
Litigation(1)	—	764
Impairment of long-lived assets	—	1,849
Acquisition related costs(2)	481	114
Costs incurred related to system implementations	334	76
ADJUSTED EBITDA	$137,385	$115,675
Rent—cost of services	57,076	51,876
ADJUSTED EBITDAR	$194,461

(1) Litigation relates to specific proceedings arising outside of the ordinary course of business.
(2) Costs incurred to acquire operations that are not capitalizable.

The table below reconciles income before provision for income taxes to Adjusted EBT for the periods presented:

	Three Months Ended March 31,
	2025	2024

Consolidated statements of income data:	(In thousands)
Income before provision for income taxes	$106,580	$89,598
Stock-based compensation expense	10,724	8,238
Litigation(1)	—	764
Impairment of long-lived assets	—	1,849
Acquisition related costs(2)	481	114
Costs incurred related to system implementations	334	76
Depreciation and amortization - patient base(3)	611	39
ADJUSTED EBT	$118,730	$100,678
(1) Represents specific proceedings arising outside of the ordinary course of business.
(2) Represents costs incurred to acquire operations that are not capitalizable.
(3) Represents amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.

THE ENSIGN GROUP, INC.
UNAUDITED SELECT PERFORMANCE INDICATORS

The following tables summarize our selected performance indicators for our skilled services segment along with other statistics, for each of the dates or periods presented:

	Three Months Ended March 31,
	2025	2024	Change	% Change

TOTAL FACILITY RESULTS:	(Dollars in thousands)
Skilled services revenue	$1,123,554	$969,602	$153,952	15.9%
Number of facilities at period end	297	264	33	12.5%
Number of campuses at period end(1)	31	27	4	14.8%
Actual patient days	2,538,135	2,255,531	282,604	12.5%
Occupancy percentage — Operational beds	81.9%	80.1%	1.8%	2.2%
Skilled mix by nursing days	31.4%	31.0%	0.4%	1.3%
Skilled mix by nursing revenue	50.2%	49.9%	0.3%	0.6%

	Three Months Ended March 31,
	2025	2024	Change	% Change

SAME FACILITY RESULTS:(2)	(Dollars in thousands)
Skilled services revenue	$834,788	$790,806	$43,982	5.6%
Number of facilities at period end	210	210	—	—%
Number of campuses at period end(1)	25	25	—	—%
Actual patient days	1,858,807	1,827,162	31,645	1.7%
Occupancy percentage — Operational beds	82.6%	80.3%	2.3%	2.9%
Skilled mix by nursing days	33.1%	31.7%	1.4%	4.4%
Skilled mix by nursing revenue	52.1%	50.2%	1.9%	3.8%

	Three Months Ended March 31,
	2025	2024	Change	% Change

TRANSITIONING FACILITY RESULTS:(3)	(Dollars in thousands)
Skilled services revenue	$184,180	$169,354	$14,826	8.8%
Number of facilities at period end	48	48	—	—%
Number of campuses at period end(1)	2	2	—	—%
Actual patient days	416,738	400,943	15,795	3.9%
Occupancy percentage — Operational beds	83.5%	79.5%	4.0%	5.0%
Skilled mix by nursing days	30.2%	28.8%	1.4%	4.9%
Skilled mix by nursing revenue	51.5%	49.9%	1.6%	3.2%

	Three Months Ended March 31,
	2025	2024	Change	% Change

RECENTLY ACQUIRED FACILITY RESULTS:(4)	(Dollars in thousands)
Skilled services revenue	$104,586	$8,902	$95,684	NM
Number of facilities at period end	39	5	34	NM
Number of campuses at period end(1)	4	—	4	NM
Actual patient days	262,590	25,344	237,246	NM
Occupancy percentage — Operational beds	74.6%	77.3%	NM	NM
Skilled mix by nursing days	20.8%	16.9%	NM	NM
Skilled mix by nursing revenue	32.6%	28.7%	NM	NM

	Three Months Ended March 31,
	2025	2024	Change	% Change

FACILITY CLOSED RESULTS:(5)	(Dollars in thousands)
Skilled services revenue	$—	$540	$(540)	NM
Actual patient days	—	2,082	(2,082)	NM
Occupancy percentage — Operational beds	—%	65.4%	NM	NM
(1)Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment.
(2)Same Facility results represent all facilities purchased prior to January 1, 2022.
(3)Transitioning Facility results represent all facilities purchased from January 1, 2022 to December 31, 2023.
(4)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2024.
(5)Facility Closed results represent one closed operation during 2024 due to the transitioning of an intermediate care facility program to a group home setting, which is included in All Other category. The operation revenue was excluded from Same Facilities results for the three months ended March 31, 2024 for comparison purposes.

THE ENSIGN GROUP, INC.
UNAUDITED SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR

The following tables reflect the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2025	2024	2025	2024	2025	2024	2025	2024

SKILLED NURSING AVERAGE DAILY REVENUE RATES(1)
Medicare	$781.44	$744.04	$847.47	$812.47	$640.56	$628.81	$783.71	$757.86
Managed care	569.59	548.99	590.42	558.39	482.20	485.09	566.74	549.91
Other skilled	652.03	620.03	587.93	511.16	690.03	—	645.88	606.82
Total skilled revenue	659.12	632.78	712.73	683.44	578.69	570.86	662.14	640.78
Medicaid	301.54	293.04	286.67	275.67	312.82	291.69	300.27	289.78
Private and other payors	293.28	283.66	315.52	293.34	323.57	262.39	300.96	285.16
Total skilled nursing revenue	$419.26	$399.73	$417.77	$395.16	$369.69	$335.11	$413.94	$398.06
(1) The rates are based on contractually agreed-upon amounts or rates, excluding the estimates of variable consideration under the revenue recognition standard, Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606.

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the periods presented:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2025	2024	2025	2024	2025	2024	2025	2024

PERCENTAGE OF SKILLED NURSING REVENUE
Medicare	21.9%	21.6%	29.2%	30.5%	15.5%	18.9%	22.5%	23.1%
Managed care	21.1	20.0	16.5	14.8	11.8	9.8	19.5	18.9
Other skilled	9.1	8.6	5.8	4.6	5.3	—	8.2	7.9
Skilled mix	52.1%	50.2%	51.5%	49.9%	32.6%	28.7%	50.2%	49.9%
Private and other payors	6.8	7.3	6.7	8.0	12.6	9.7	7.3	7.4
Medicaid	41.1	42.5	41.8	42.1	54.8	61.6	42.5	42.7
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2025	2024	2025	2024	2025	2024	2025	2024

PERCENTAGE OF SKILLED NURSING DAYS
Medicare	11.7%	11.6%	14.4%	14.8%	9.0%	10.1%	11.9%	12.1%
Managed care	15.6	14.5	11.7	10.5	9.0	6.8	14.2	13.7
Other skilled	5.8	5.6	4.1	3.5	2.8	—	5.3	5.2
Skilled mix	33.1%	31.7%	30.2%	28.8%	20.8%	16.9%	31.4%	31.0%
Private and other payors	9.7	10.3	8.9	10.8	14.4	12.4	10.0	10.4
Medicaid	57.2	58.0	60.9	60.4	64.8	70.7	58.6	58.6
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
UNAUDITED REVENUE BY PAYOR SOURCE

The following tables set forth our service revenue by payor source and as a percentage of total service revenue for the periods presented:

	Three Months Ended March 31,
	2025		2024
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$453,840	38.9%	$390,163	38.8%
Medicare	287,751	24.7	265,583	26.4
Medicaid — skilled	69,551	5.9	63,309	6.4
Total Medicaid and Medicare	$811,142	69.5%	$719,055	71.6%
Managed care	227,217	19.5	188,104	18.7
Private and other(2)	128,681	11.0	97,326	9.7
SERVICE REVENUE	$1,167,040	100.0%	$1,004,485	100.0%
(1) Medicaid payor includes revenue for senior living operations.
(2) Private and other also includes revenue from senior living operations and all revenue generated in other ancillary services.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION BY SEGMENT
(In thousands)

Skilled Services

The table below reconciles net income to EBITDA and Adjusted EBITDA for the skilled services reportable segment for the periods presented:

	Three Months Ended March 31,
	2025	2024
Statements of Income Data:
Segment income(1)	$143,931	$126,809
Depreciation and amortization	13,213	10,536
EBITDA	$157,144	$137,345
Adjustments to EBITDA:
Stock-based compensation expense	6,880	5,214
ADJUSTED EBITDA	$164,024	$142,559

(1)    Segment income reflects profit or loss from operations before provision for income taxes and impairment charges from operations. General and administrative expenses are not allocated to the skilled services segment for purposes of determining segment profit or loss.
Standard Bearer
The following table sets forth details of operating results for our revenue and earnings, and their respective components, by Standard Bearer for the periods presented:

	Three Months Ended March 31,
	2025	2024

Rental revenue generated from third-party tenants	$4,497	$4,195
Rental revenue generated from Ensign's independent subsidiaries	23,904	18,006
TOTAL RENTAL REVENUE	$28,401	$22,201
Segment income(1)	8,583	7,258
Depreciation and amortization	8,476	6,829
FFO(2)	$17,059	$14,087

(1) Segment income reflects profit or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate, insurance recoveries and impairment of long-lived assets. Included in Standard Bearer expenses for the three months ended March 31, 2025 and 2024 is management fee of $1.7 million and $1.3 million, respectively, and interest of $7.0 million and $4.3 million, respectively, from intercompany agreements between Standard Bearer and the Company and its independent subsidiaries, including the Service Center.
(2) FFO, in accordance with the definition used by the National Association of Real Estate Investment Trusts, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains or losses from sale of real estate, insurance recoveries related to real estate and impairment of long-lived assets, while including depreciation and amortization related to real estate to earnings.

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) interest income, (b) provision for income taxes, (c) depreciation and amortization and (d) interest expense. Adjusted EBITDA consists of net income before (a) interest income, (b) provision for income taxes, (c) depreciation and amortization, (d) interest expense, (e) stock-based compensation expense, (f) acquisition related costs, (g) costs incurred related to system implementations, (h) litigation arising outside of the ordinary course of business and (i) impairment of long-lived assets. Adjusted EBITDAR consists of net income before (a) interest income, (b) provision for income taxes, (c) depreciation and amortization, (d) interest expense, (e) rent-cost of services, (f) stock-based compensation expense, (g) acquisition related costs, (h) costs incurred related to system implementations, (i) litigation arising outside of the ordinary course of business and (j) impairment of long-lived assets. Adjusted EBT consists of net income before (a) provision for income taxes, (b) stock-based compensation expense, (c) acquisition related costs, (d) costs incurred related to system implementations, (e) litigation arising outside of the ordinary course of business, (f) impairment of long-lived assets and (g) amortization of patient base intangible assets. Funds from Operations (FFO) for our Standard Bearer segment consists of segment income, excluding depreciation and amortization related to real estate, gains or losses from the sale of real estate, insurance recoveries related to real estate and impairment of long-lived assets. The Company believes that the presentation of adjusted net income, adjusted earnings per share, EBITDA, adjusted EBITDA, adjusted EBT and FFO provides important supplemental information to management and investors to evaluate the Company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The Company believes disclosure of adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, adjusted EBITDAR, adjusted EBT and FFO has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the Company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financials" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.